EXHIBIT 99.1

INTERAMERICAN GAMING UNVEILS VERSION 2.0 OF THE SOFIT PLATFORM

TORONTO, ONTARIO — March 18th, 2013 — InterAmerican Gaming Inc. ("IAG" or the “Company") (OTC PINK: IAGM) is pleased to provide product development and corporate updates. The Company’s operating subsidiary, SoFit Mobile Inc. (“SoFit”) has developed a new social gaming platform for the health and fitness industry.

Product Development:

Members of the SoFit team will be attending the International Health, Racquet & Sportsclub Association (“IHRSA”) trade show in Las Vegas, from March 19 to March 22, 2013, to unveil Version 2.0 of the SoFit Platform, scheduled for public release in Spring/Summer of 2013. The exhibit will showcase the platform’s updated user interface, new features and integration with LifeFitness cardio machines, at LifeFitness’s booth at the event.

In addition, SoFit is continuing the Augie’s Quest to Cure ALS Challenge. Users can help raise money by downloading the SoFit App and using it to log miles throughout IHRSA trade show. SoFit will donate $1 for every mile logged up to a total of $5,000. To exemplify the spirit between the SoFit and LifeFitness collaboration, LifeFitness has also agreed to match the SoFit contribution to the ALS Challenge.

Corporate Development:

IAG has filed its unaudited Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 through to March 31, 2011. These filings provide supplementary details to the Annual Reports filed on February 27, 2013 for the fiscal years ended September 30, 2010 and September 30, 2011.  The Company intends to remediate and file all of its outstanding periodic filings with the SEC as soon as reasonably possible.

Mr. Marc Askenasi, President  & CEO of IAG, stated:

“The Company is pleased with the progress it has made over the past several months with regards to corporate and product development matters. The Company has completed yet another key milestone to becoming a fully reporting issuer by filing all of its periodic reports for the fiscal years ended 2010 and 2011. We are very excited to unveil the new SoFit platform and are looking forward to the continued success of our colaboration with LifeFitness.”

About IAG and SoFit

IAG develops socially disruptive technologies. IAG builds industry-defining businesses through a combination of organic growth and acquisitions.

IAG’s first product, SoFit, is a new social gaming mobile application that lets you get fit, stay fit and earn rewards that matter. The SoFit app is available for download for Apple and Android mobile devices from http://www.sofitmobile.com/.

For more information and to stay engaged with SoFit 'follow' us on Twitter @sofitmobile and 'like' us on Facebook @facebook.com/sofitmobile.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. InterAmerican Gaming Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in InterAmerican Gaming Inc. SEC filings. InterAmerican Gaming Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with InterAmerican Gaming Inc.’s business, please refer to the risks and uncertainties detailed from time to time in InterAmerican Gaming Inc.’s SEC filings.

This release does not constitute an offer for sale of securities.

Tyler Troup, Managing Director

Circadian Group, Investor Relations

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